Nanosphere Announces Record Preliminary Q4 and full year 2015 Results

•	Preliminary Fourth Quarter Revenue of $6.8 Million

•	Preliminary full year revenue of $21.0 Million exceeding Guidance of $18-20 Million

•	35 New Customer Placements for Q4 2015
NORTHBROOK, IL - January 6, 2016 - Nanosphere, Inc. (NASDAQ: NSPH), a company enhancing medicine through targeted molecular diagnostics, today reported preliminary results for the fourth quarter ended December 31, 2015.
Nanosphere achieved record preliminary revenues for the fourth quarter of 2015 of $6.8 million compared to $4.6 million in the fourth quarter of 2014. This 48% year-over-year revenue growth for the quarter ended December 31, 2015 was driven by our expanding customer base and associated infectious disease microbiology test revenue. Preliminary full year 2015 revenue of $21.0 million represents an increase of approximately 47% over full year 2014 revenue of $14.3 million, and exceeded 2015 revenue guidance of $18-20 million. The Company also reported approximately 35 new customer placements in the fourth quarter of 2015.
“We are pleased to report another consecutive quarter of record revenue. Our continued progress is driven by a clear focus on execution and continued adoption of our Verigene system and its expanding menu though our U.S. customer base. We believe these preliminary results validate our value proposition, competitive position in the market and represent a pivotal point in our growth as a leader in the molecular microbiology market. We look forward to providing additional financial and operating results, as well as 2016 guidance, and holding our Q4 investor call in early February,” said Michael McGarrity, Nanosphere’s president and chief executive officer.
About the Verigene® System
The Verigene System uses Nanosphere’s core proprietary gold nanoparticle chemistry to offer highly sensitive, highly specific molecular diagnostic results through low-cost multiplexing. The Verigene System rapidly and accurately detects infectious pathogens and drug resistance markers by targeting conserved genetic regions of a bacterium or virus. Currently, the multiplexed Verigene assays target infections of the blood, respiratory tract and gastrointestinal tract. The information gathered from Verigene test results enables clinicians to make informed patient treatment decisions more quickly, which may result in improved patient outcomes, reduced costs, optimized antibiotic therapy, and reduced spread of antibiotic resistance.
About Nanosphere, Inc.
Nanosphere is enhancing medicine through targeted molecular diagnostics that result in earlier disease detection, optimal patient treatment and improved healthcare economics. The Company’s versatile technology platform, the Verigene ® System, enables clinicians to rapidly detect the most complex, costly and deadly infectious diseases through a low cost and simple-to-use multiplexed diagnostic test. The combination of this innovative technology and Nanosphere’s customer-driven solutions keeps commitment to the patient at the forefront of its business. Nanosphere is based in Northbrook, IL. Additional information is available at: http://www.nanosphere.us .
Except for historical information, the matters discussed in this press release are “forward-looking statements” and are subject to risks and uncertainties. Actual results could differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (i) Nanosphere’s ability to develop commercially viable products; (ii) Nanosphere’s ability to achieve profitability; (iii) Nanosphere’s ability to produce and market its products; (iv) Nanosphere’s ability to obtain regulatory approval of its products; (v) Nanosphere’s ability to protect its intellectual property; (vi) competition and alternative technologies; and (vii) Nanosphere’s ability to obtain additional financing to support its operations. Additional risks are discussed in the Company’s current filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts
Investors:
Farzana Moinuddin, Interim Chief Financial Officer
847-400-9000
fmoinuddin@nanosphere.us
Michael Rice, LifeSci Advisors
646-597-6979
mrice@lifesciadvisors.com